EXHIBIT 99.1

[PRIME MEDICAL LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

PRIME MEDICAL ANNOUNCES THIRD QUARTER RESULTS

AUSTIN, TX, November 11, 2003 - Prime Medical Services, Inc. (NASDAQ: PMSI), today announced its financial results for the third quarter ended September 30, 2003. See attached tables.

Total revenue for the third quarter of 2003 was $39.6 million, compared with $43.4 million for the same quarter a year ago, after excluding refractive vision corrections (RVC) operations sold in 2002. Net income for the period was $1.8 million, or $.11 per share, excluding loan fees and expenses related to the implementation of FAS 150, compared with $3.2 million, or $.19 per share, in the third quarter of last year, after excluding RVC operations for 2002. After giving effect to loan fees and the FAS 150 expense, net income was $0.04 per share and $0.23 per share for the three and nine months ended September 30, 2003, respectively. Including the 2002 impairment charges relating to the RVC operations, the Company’s net loss was $0.48 per share and $0.18 per share for the three and nine months ended September 30, 2002, respectively.

Prime’s President & CEO, Brad A. Hummel, commented, “Operating results, while improved sequentially from last quarter’s $.08 EPS, continued to be affected by the weakness we have experienced in the medical imaging segment of our specialty vehicle manufacturing division. Another strong quarter in our broadcast group was insufficient to overcome delivery shortfalls in our medical group. Accordingly, consolidated manufacturing contribution fell short of projections by $1.5 million; a tax affected $.05 – .06 per share.”

“Lithotripsy operations improved sequentially, as procedure volume increased with seasonal demand and we made further progress in reducing operating costs. Prior period comparison continues to be affected by increases in minority interest expense resulting from re-engineering our partnerships, as well as associated contract and venue loss. Segment contribution compared against our expectations shows little variance. Average revenue per procedure was steady at $2,081, reflecting a stabilized retail / wholesale sales mix.”

“We reduced the outstanding balance under our senior credit line by $5.0 million during the quarter, from $18.0 million to $13.0 million. Subsequent to September 30, 2003, we paid down an additional $5.0 million, resulting in an outstanding balance of $8.0 million out of an available $50.0 million. Net working capital totaled $38.2 million at quarter close.”

MANUFACTURING

2003 Segment Review ($000’s)

	Q-1	Q-2	Q-3
Units Delivered
Medical	30	24	28
Command & Control/Other	24	26	20
Broadcast	37	44	44

	91	94	92

Revenue	$25,595	$21,544	$23,641
Adjusted EBITDA	$2,547	$2,241	$2,489

Mr. Hummel continued, “The continued year-on-year softness in the mobile medical imaging business and the length of time it has taken the federal government to provide Homeland Security funding to the states and municipalities has been a source of frustration throughout the year. Beyond affecting our ability to accurately forecast, it has hampered timely execution of our strategic plan, particularly as related to our deleveraging goals, and to a lesser degree our acquisition plans.”

“While we have maintained market share in this difficult market, the success of our medical specialty vehicle unit is directly linked to the demand for high-end imaging devices. We continue to improve our sales planning, diversify our selling efforts into non-medical markets and focus on rationalizing our delivery requirements to OEMs. On the operations side, cost cutting initiatives and tighter management controls have contributed and should continue to contribute to margin improvement.

“Forecasting in this segment remains challenging, particularly in projecting demand for mobile imaging product, where visibility generally is no longer than one to two quarters. Given our conservative position on revenue recognition, we continue to bear significant delivery risk if the OEM fails to sell or deliver devices for quarter end loading. In the third quarter, we delivered 28 of a projected 33 units.

“Greater visibility exists for other product lines. Notable sales progress has been made within our Command & Control group, whose backlog stood at $10.8 million at September 30, with an additional $2.4 million under letter of intent. In particular, sales activity in the Homeland Security market is brisk, and our proposal book is at an all time high. The Broadcast unit’s backlog at September 30 was $12.1 million.

“Encouraged by these indicators, we are projecting fourth quarter manufacturing segment revenue to increase sequentially to approximately $28.5 million from $23.6 million in the third quarter, and anticipate segment EBITDA increasing to approximately $3.4 million.”

UROLOGY

2003 Segment Review ($000’s)

	Q-1	Q-2	Q-3
Procedures	6,894	6,987	7,351
Revenue	$14,994	$15,105	$15,658
EBITDA	8,497	8,324	10,024
Minority Interest	(4,009)	(3,884)	(4,910)
Adjusted EBITDA	$4,488	$4,440	$5,124

Mr. Hummel continued, “Following an intensive three-year effort, we are nearing the end of the lithotripsy re-engineering process. Designed to address inherent weakness in our physician-driven model that would portend a decline in partnership level procedure volume and invite competitive endeavors, re-engineering also had to satisfy certain aspects of physician self-referral legislation (Stark II) and the impact of the aggressive pricing by the litho OEMs. In broad terms, our re-engineering fell into the following categories: establishing equity equilibrium, a coordinated physician access / egress and compliance & controllership.

“Every one of our partnerships was affected by re-engineering. We renegotiated 240 hospital contracts, consolidated numerous partnerships and divested interest in three we did not manage. Today, our business is smaller, our partnership equity has been substantially reduced and our operating metrics have had to absorb a reduction in average revenue per case of approximately $300.

“As a result of these efforts, the business is increasingly more stable. Steady pricing, more predictable procedure volume and minority interest expense add to our confidence that we can project our baseline economics and begin moving forward. We are presently syndicating two urology-based ambulatory surgery centers and have begun selectively adding new laser therapies to our partnership profile. We are evaluating several expansion partnerships and, as evidenced by today’s announcement of our pending acquisition of Medstone International, we plan to broaden the products and services we can bring to the urology market.

“For the fourth quarter, we are projecting a seasonal sequential decline in lithotripsy revenue to approximately $15.0 million and EBITDA of approximately $4.0 million.”

Mr. Hummel concluded, “On a consolidated basis, we anticipate fourth quarter revenues of approximately $43.5 million, which should drive EBITDA of approximately $7.4 million and EPS of $0.10 to $0.11. Looking further ahead, the Medstone acquisition, once completed, will be immediately accretive to earnings and substantially expand the landscape of our urology business. Additionally, we believe our manufacturing segment is well positioned to capitalize on opportunities in Homeland Security, especially government funded projects associated with first responder interoperability and mobile command & control, as well as an eventual rebound in the mobile medical vehicle market. We look forward to reporting our progress.”

Notice of Conference Call and Webcast

Management of Prime Medical Services will host a conference call the morning of Wednesday, November 12 at 10:30 a.m. EST. To participate in the live call, please dial (800) 901-5218 in the U.S. and (617) 786-4511 internationally. The access number is 65099645. A telephone replay will be available for one week by dialing (888) 286-8010 in the U.S. and (617) 801-6888 for international callers. The access number is 97747574—please call in 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investor Relations section of the Company’s web site at www.primemedical.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Prime Medical Services

Prime is an industry leader in providing healthcare services to the urology community and is a market leader in the design and manufacturing of specialty vehicles for use in the medical and broadcast & communications industries.

Urology Services. Prime is the country’s leading provider of lithotripsy, a non-invasive therapy for kidney stone disease, operating a fleet of 64 lithotripsy systems in mobile and fixed based configurations throughout 33 states. Through partnerships organized around local urologists, the Company provides the personnel and operating infrastructure required to deliver lithotripsy treatments to hospitals and other healthcare settings. Services include scheduling, logistics, receivables management, contracting, personnel management, training, quality assurance, outcomes management and regulatory compliance.

Manufacturing. Prime is a global leader in the design, engineering and construction of specialty vehicles for the transport of high technology medical and broadcast & communications equipment. Working with original equipment manufacturers, Prime oversees the integration of a broad range of devices, including diagnostic imaging equipment and therapeutic medical devices, as well as satellite and microwave transmission equipment. The Company has recently expanded its products to include mobile command and control facilities, and other law enforcement, military and Homeland Security related vehicles.

For more information, visit Prime’s website at: www.primemedical.com

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime’s expectations include, among others, the existence of demand for and acceptance of Prime’s services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime’s periodic filings with the Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Prime Medical Services, Inc.		The Equity Group Inc.
Brad A. Hummel, President & CEO		Loren G. Mortman
John Q. Barnidge, Senior Vice President & CFO		(212) 836-9604, LMortman@equityny.com
(512) 314-4554		Lauren Barbera
www.primemedical.com		(212) 836-9610, LBarbera@equityny.com
www.theequitygroup.com

Prime Medical Services, Inc.

Pro Forma Supplemental Financial Information

For the Three and Nine Months Ended September 30, 2003

Unaudited

In thousands, except per share data

	3rd Quarter			YTD
	2003	2002(a)	% Variance	2003	2002(b)	% Variance
Summary of Results from Operations

Revenues	$39,559	$43,401	-8.9%	$117,321	$116,350	0.8%

EBITDA(c)	11,786	15,011	-21.5%	32,640	41,601	-21.5%

Adjusted EBITDA(c)	6,876	8,877	-22.5%	19,837	24,785	-20.0%

Net Income	1,835	3,234	-43.3%	4,985	8,529	-41.6%

EPS	0.11	0.19	-42.1%	0.29	0.52	-44.2%

Number of Shares	17,366	17,387	-0.1%	17,387	16,448	5.7%

Segment Information

Revenues:
Lithotripsy	$15,658	$18,206	-14.0%	$45,756	$53,438	-14.4%

Manufacturing	23,641	24,991	-5.4%	70,780	62,316	13.6%

Adjusted EBITDA:
Lithotripsy	$5,124	$5,773	-11.2%	$14,053	$17,257	-18.6%

Manufacturing	2,489	3,816	-34.8%	7,280	9,496	-23.3%

Capital Expenditures:
Consolidated	$1,654	$2,822		$5,128	$3,644

Lithotripsy, net to Prime	480	772		1,378	967

Manufacturing, net to Prime	52	139		432	194

Corporate	230	50		755	120

Other Information:

Net Draws (Payments) on Line of Credit	$(5,000)	$—		$3,500	$(1,500)

Net Debt	119,514	109,768		119,514	109,768

Days Sales Outstanding	35.7	37.9		35.7	37.9

(a)	Excludes Refractive Operations: Revenues—$1,897; EBITDA—$392; Adjusted EBITDA—$459; Net Income—($51)
(b)	Excludes Refractive Operations: Revenues—$9,955; EBITDA—$2,248; Adjusted EBITDA—$2,086; Net Income—$109
(c)	See accompanying definition of EBITDA and Adjusted EBITDA

5

Prime Medical Services, Inc.

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Nine Months Ended September 30, 2003

Unaudited

(000's)

	3rd Qtr		YTD
	2003	2002	2003	2002
Net Income (loss) as Reported	$775	$(8,107)	$3,925	$(2,970)

Add Back(deduct):
Provision (benefit) for Income Taxes	399	(5,030)	2,022	(1,831)
Interest Expense, Including Loan Fees	2,595	3,042	7,132	8,632
Depreciation & Amortization	1,759	1,691	5,410	5,300
Impairments and other costs	—	17,740	—	17,740
RVC operations	—	(459)	—	(2,086)
Compensation charge for employee puts and stockbuys	1,348	—	1,348	—

Adjusted EBITDA	6,876	8,877	19,837	24,785

Add Back:
Minority Interest Expense	4,910	6,067	12,803	16,978
Minority Interest Benefit (Expense)-RVC	—	67	—	(162)

EBITDA	$11,786	$15,011	$32,640	$41,601

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share data)	2003	2002	2003	2002
Revenue:
Lithotripsy	$15,658	$18,206	$45,756	$53,438
Manufacturing	23,641	24,991	70,780	62,316
Refractive	—	1,897	—	9,955
Other	260	204	785	596

Total revenue	39,559	45,298	117,321	126,305

Cost of services and general and administrative expenses:
Lithotripsy	5,963	6,306	18,974	20,039
Manufacturing	22,503	21,188	64,923	52,330
Refractive	—	2,268	—	8,490
Corporate	901	936	2,341	2,554
Impairment and other costs	—	17,740	—	17,740

	29,367	48,438	86,238	101,153
Depreciation and amortization	1,759	1,691	5,410	5,300

	31,126	50,129	91,648	106,453

Operating income	8,433	(4,831)	25,673	19,852

Other income (expenses):
Interest and dividends	43	39	264	167
Interest expense	(2,338)	(2,486)	(6,875)	(7,563)
Loan fees	(257)	(556)	(257)	(1,069)
Other, net	203	764	(55)	790

	(2,349)	(2,239)	(6,923)	(7,675)

Income before provision for income taxes and minority interests	6,084	(7,070)	18,750	12,177

Minority interest in consolidated income	4,910	6,067	12,803	16,978

Provision for income taxes	399	(5,030)	2,022	(1,831)

Net income	$775	$(8,107)	$3,925	$(2,970)

Impairment and other costs, net of tax	$—	$10,947	$—	$10,947

RVC net (income)loss, net of tax	$—	$51	$—	$(109)

Loan fees, net of tax	$170	$343	$170	$661

Compensation charge for employee puts and stock buybacks, net of tax	$890	$—	$890	$—

Net income excluding certain charges	$1,835	$3,234	$4,985	$8,529

Basic earnings per share:
Net income	$0.11	$0.19	$0.29	$0.53

Weighted average shares outstanding	17,145	16,911	17,182	16,163

Diluted earnings per share:
Net income	$0.11	$0.19	$0.29	$0.52

Weighted average shares outstanding	17,366	17,387	17,387	16,448

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands)	September 30, 2003	December 31, 2002

ASSETS

Total current assets	$63,604	$67,629

Property and equipment, net	24,958	24,684

Other assets	188,046	173,526

	$276,608	$265,839

LIABILITIES

Total current liabilities	$25,416	$31,435

Long-term debt, net of current portion	124,929	118,306

Other long-term liabilities	12,499	7,522

Total liabilities	162,844	157,263

Minority interest	9,451	9,942

Total stockholder's equity	104,313	98,634

	$276,608	$265,839

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